SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities (collectively,
"Federated") have been named as
defendants in several lawsuits,
that were consolidated into a single
action in the United States District
Court for
the Western District of Pennsylvania,
 alleging excessive advisory fees
involving one of the Federated-
sponsored mutual funds.  Without
admitting the validity of any claim,
Federated reached a final settlement with the Plaintiffs in these cases in April 2011.